Filed Pursuant to Rule 433

Registration Number 333-230099

$650,000,000 2.200% Notes due 2027

$500,000,000 2.720% Notes due 2032

$650,000,000 3.430% Notes due 2052

International Business Machines Corporation
February 2, 2022
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	A3 / A- (Moody’s/S&P)
Format	SEC Registered
Trade Date	February 2, 2022
Settlement Date**	February 9, 2022 (T+5)
Joint Bookrunning Managers	Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc.
Co-Managers	ING Financial Markets LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., Blaylock Van, LLC and Stern Brothers & Co
Minimum Denomination	$100,000 and multiples of $1,000 in excess thereof
	2027 Notes	2032 Notes	2052 Notes
Size	$650,000,000	$500,000,000	$650,000,000
Maturity	February 9, 2027	February 9, 2032	February 9, 2052
Interest Payment Dates	Semi-annually on February 9 and August 9	Semi-annually on February 9 and August 9	Semi-annually on February 9 and August 9
First Interest Payment Date	August 9, 2022	August 9, 2022	August 9, 2022
Coupon	2.200%	2.720%	3.430%
Benchmark Treasury	1.500% due January 31, 2027	1.375% due November 15, 2031	2.000% due August 15, 2051
Benchmark Treasury Yield	1.603%	1.772%	2.111%
Spread to Benchmark Treasury	T + 60 bps	T + 95 bps	T + 132 bps
Yield to Maturity	2.203%	2.722%	3.431%

Make-Whole Call	Prior to January 9, 2027 at T + 10 bps	Prior to November 9, 2031 at T + 15 bps	Prior to August 9, 2051 at T + 20 bps
Par Call	On or after January 9, 2027	On or after November 9, 2031	On or after August 9, 2051
Price to Public	99.986%	99.983%	99.981%

Underwriting Discount	0.250%	0.400%	0.800%

Day Count	30/360	30/360	30/360

CUSIP	459200 KM2	459200 KN0	459200 KP5

ISIN	US459200KM24	US459200KN07	US459200KP54

Concurrent Offering:	Earlier today, the Issuer priced €1,000,000,000 aggregate principal amount of 0.875% Notes due 2030 and €1,000,000,000 aggregate principal amount of 1.250% Notes due 2034 (together, the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about February 9, 2022, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at +1 (888) 603-5847, BofA Securities, Inc. at +1 (800) 294-1322, Citigroup Global Markets Inc. at +1 (800) 831-9146, HSBC Securities (USA) Inc. at +1 (866) 811-8049, Mizuho Securities USA LLC at +1 (866) 271-7403 and SMBC Nikko Securities America, Inc. at +1 (888) 868-6856 and prospectus@smbcnikko-si.com.

This pricing term sheet supplements the preliminary form of prospectus supplement, pertaining to the notes issuance referenced above, issued by International Business Machines Corporation on February 2, 2022 relating to its Prospectus dated March 6, 2019.